Exhibit 10.7

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of January 1, 2008, by and between Mike Jackson (the “Executive”) and Verso Paper Holdings LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

Introduction. Reference is made to the Employment Agreement dated November 16, 2006 (the “Agreement”), between the Executive and the Company. The Executive and the Company desire to amend the Agreement as provided herein. Based on such premise, and for certain good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.      Amendment of Section 5(a). Section 5(a) of the Agreement is amended by adding the following at the end of such provision:

* * * In addition, the Company shall (i) provide to Executive the employment-related benefits described in the attached Exhibit A for up to twenty-four (24) months following the Date of Termination, in accordance with and subject to the terms and conditions set forth in Exhibit A; and (ii) contribute on the Executive’s behalf an amount equal to his Lost Retirement Benefits (as defined below) to the Company’s Deferred Compensation Plan. As used in this Agreement, the term “Lost Retirement Benefits” shall mean the projected value of employer contributions under the Company’s Retirement Savings Plan, Deferred Compensation Plan, and Supplemental Salaried Retirement Savings Plan (collectively, the “Plans”) that the Executive would have received had he remained actively employed with the Company during the twenty-four (24) months following the Date of Termination. The determination of the Lost Retirement Benefits shall be made by the Company, in its sole and absolute discretion, and shall be based on (i) the Annual Base Salary per month in effect in the month immediately preceding the Date of Termination and (ii) the assumption that the Executive’s salary deferrals during such twenty-four (24) month period are in such amounts as would produce the maximum possible matching contribution by the Company under the Plans. The Company shall contribute on the Executive’s behalf the value of his Lost Retirement Benefits to the Company’s Deferred Compensation Plan in a lump sum payment as soon as reasonably practicable after the determination of the Lost Retirement Benefits is made;

2.      Addition of Exhibit A. Exhibit A is added to the Agreement after the signature page as follows:

EXHIBIT A

EMPLOYMENT-RELATED BENEFITS

Benefits:

•	Coverage under the Company’s Medical and Dental Plan for the Executive and his or her eligible dependents for up to twenty-four (24) months.

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Reimbursement for (i) all costs to convert to an individual policy the basic life insurance coverage on the Executive’s life only, in such amount as in effect on the Date of Termination, and (ii) the premiums necessary to continue such converted coverage for up to twenty-four (24) months. Reimbursement shall be conditioned on the Executive providing the Company with satisfactory evidence that the conversion costs and premiums have been incurred.

Additional Terms and Conditions:

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The Company shall pay the Executive an amount equal to the aggregate of any and all federal, state and local income tax imposed on the Executive resulting from the benefits set forth above, as determined by the Company in its sole and absolute discretion.

•	Benefit coverage/reimbursement is subject to early termination upon the Executive’s re-employment with comparable benefits available, as determined by the Company in its sole and absolute discretion.

•

The Company reserves the right to modify, revoke, suspend, terminate or change any or all of its benefit plans, programs or policies, in whole or in part, at any time and from time to time, and with or without notice, provided that any such change or modification is applicable to all similarly situated employees of the Company.

3.      Effect of Amendment. All of the terms and provisions of the Agreement shall remain in full force and effect as previously written except as expressly modified by this Amendment. In the event of any conflict between the terms and provisions set forth in this Amendment and the terms and provisions set forth in the Agreement, the terms and provisions set forth in this Amendment shall take precedence.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

EXECUTIVE:

/s/ Mike Jackson
Mike Jackson

COMPANY:

VERSO PAPER HOLDINGS LLC

By:	/s/ Scott M. Kleinman
Scott M. Kleinman
Chairman of the Board

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